DELAWARE GROUP ADVISER FUNDS

Registration No. 811-07972
FORM N-SAR
Semiannual Period Ended April 30, 2016

SUB-ITEM 77D: Policies with respect to security investments

On November 19, 2015, the Board of Trustees of the Delaware Group Adviser Funds (the ?Registrant?) approved the use of short sales for Delaware Diversified Income Fund. These changes became effective January 24, 2016. This information is herein incorporated by reference to the supplement dated November 25, 2015 to the Registrant?s prospectus dated February 26, 2016 (as amended and restated on May 2, 2016), as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-15-000228).

SUB-ITEM 77P: Information required to be filed pursuant to existing exemptive orders

Delaware U.S. Growth Fund (Fund), a series of Delaware Group Adviser Funds (Registrant) and Delaware Management Company, a series of Delaware Management Business Trust (Manager) have received an exemptive order from the U.S. Securities and Exchange that permits the Manager, with the approval of the Board of Trustees of the Registrant, to appoint and replace sub-advisors, enter into sub-advisory agreements, and materially amend sub-advisory agreements on behalf of the Fund without shareholder approval (Manager of Managers Structure). The Fund?s Manager of Managers Structure was established on May 27, 2016, and the changes are incorporated herein by reference to the supplement dated June 7, 2016 to the Fund?s prospectus dated February 26, 2016 (as amended and restated on May 2, 2016), as filed with the Securities and Exchange Commission (SEC Accession No. 0001582816-16-000674).
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